United States securities and exchange commission logo





                      September 8, 2023

       Alex Wu
       Chief Financial Officer
       NaaS Technology Inc.
       Newlink Center, Area G, Building 7, Huitong Times Square
       No.1 Yaojiayuan South Road, Chaoyang District
       Beijing, 100024
       The People   s Republic of China

                                                        Re: NaaS Technology
Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-38235

       Dear Alex Wu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Shu Du